PURCHASE AGREEMENT

Cross Shore Capital Management, LLC (the “Purchaser”), a New York limited liability with its principal place of business at 111 Great Neck Road, Suite 210, Great Neck, New York 11021, and Cross Shore Discovery Fund (the “Trust”), a Delaware statutory trust, hereby agree with each other as follows:

1. The Trust, hereby offers Purchaser, individually, and Purchaser agrees, individually, to purchase 1,000 Institutional Shares of Cross Shore Discovery Fund (the “Shares”), the sole series of the Trust (the “Fund”), at an aggregate purchase price of 100,000 USD in a private offering pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “1933 Act”). Purchaser acknowledges that the Trust has filed a registration statement on Form N-2 with the U.S. Securities and Exchange Commission (the “Commission”) to register these Shares but this registration statement has yet to be declared effective by the Commission (the “Registration Statement”). The Purchaser also acknowledges that, prior to the effective date of the Registration Statement, the Shares: (i) have not been registered under the 1933 Act or under any state securities laws (the “Blue Sky Laws”) and are being offered and sold in reliance upon a registration exemption under the 1933 Act and applicable Blue Sky Laws; and (ii) cannot be resold or transferred unless they are subsequently registered under the 1933 Act and applicable Blue Sky Laws or an exemption from such registration is available.

2. Purchaser represents and warrants that: (i) Purchaser satisfies the Fund’s investor eligibility requirements set forth in the Registration Statement, is a “qualified purchaser” as that term is defined in the Investment Company Act of 1940, as amended, and is otherwise duly qualified to purchase and hold such Shares and to enter into this Purchase Agreement; (ii) Purchaser is acquiring the Shares for investment purposes only for its own account and not with any view toward a resale or distribution thereof; (iii) Purchaser is investing in the Fund as a common investment vehicle rather than as a means to facilitate separate investment decisions of holders of interests in the Purchaser; (iv) Purchaser has no contract, undertaking, agreement, or arrangement with any person to sell, transfer, or pledge to such person or anyone else any of the Shares that the Purchaser hereby subscribes to purchase or any part thereof, and the Purchaser has no present plans to enter into any such contract, undertaking, agreement or arrangement; (v) Purchaser is a U.S. person for Federal income tax purposes; (vi) Purchaser is duly authorized to become a shareholder of and is authorized to make an investment in the Fund; (vii) Purchaser is not involved in any money laundering schemes and the source of this investment is not derived from any unlawful activity; and (viii) any personal information that the Purchaser provides to the Fund in connection with this transaction including, but not limited to, the Purchaser’s tax identification number, shall be accurate.

3. Purchaser agrees to indemnify and hold harmless the Trust and the Fund against any and all claims, damages, losses, liabilities and expenses whatsoever (including all expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) arising out of or based upon any misrepresentation or misstatement by Purchaser contained herein or in any other document furnished by Purchaser to the Fund in connection with this transaction. The indemnity obligations of Purchaser shall be in addition to any liability that Purchaser may otherwise have, and shall be binding upon and inure to the benefit of any successors or assigns of the Trust and the Fund.

4. Purchaser hereby elects the following cost basis election with respect to the Shares acquired hereunder (check one):

☐	Average Cost – averages the cost of all Shares

☐	First-In, First-Out (FIFO) – oldest Shares sold first

☐	Last-In, First-Out (LIFO) – newest Shares sold first

☒	Highest Cost, First-Out (HIFO) – highest cost Shares sold first

☐	Specific Lot Identification – identify the specific lot of Shares sold*

*	If Specific Lot Identification is selected and no instruction is provided as to which shares should be redeemed, Purchaser and Trust agree that First-In, First-Out (FIFO) will be used.

5. Purchaser agrees to provide the following information to the Trust along with the executed version of this Agreement: (i) a list of each person authorized to conduct transactions on behalf of the Purchaser and the members of the Purchaser inclusive of each person’s full name, social security number/tax identification number, date of birth (if an individual) or date of organization if an entity), jurisdiction of organization if an entity and physical address (P.O. Box is not acceptable); and a copy of the LLC agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 9th day of September, 2014.

ATTEST	Cross Shore Capital Management, LLC		Purchaser’s Taxpayer Identification No:

	By:	/s/ Neil Kuttner
Neil Kuttner
Title: Managing Member

Cross Shore Discovery Fund

	By:	/s/ Bryan Haft
Bryan Haft
Treasurer and Principal Financial Officer

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